Exhibit 99.3

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:   Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2011 FOURTH-QUARTER AND FULL YEAR EARNINGS

RESULTS; INCREASES QUARTERLY CASH DISTRIBUTION

HOUSTON, February 10, 2012 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2011. For 2011, Buckeye reported net income attributable to Buckeye’s unitholders of $108.5 million, or $1.20 per unit, Adjusted EBITDA (as defined below) of $487.9 million, and distributable cash flow (as defined below) of $318.7 million. These results were driven largely by the impact of approximately $2 billion in acquisitions during the year, highlighted by the acquisition of Bahamas Oil Refining Company International (“BORCO”) in the first quarter of 2011 and the acquisition of pipeline and terminal assets from BP North America, Inc. and its affiliates in the second quarter of 2011. Full year 2011 results include $17.1 million in transition expenses related to acquisition and integration activities.

Buckeye reported net income attributable to Buckeye’s unitholders for the fourth quarter of 2011 of $59.7 million, or $0.64 per unit, compared with net income attributable to Buckeye’s unitholders for the fourth quarter of 2010 of $8.4 million, or $0.19 per unit. Net income for the fourth quarter of 2010 was negatively impacted by a $21.1 million equity plan modification expense related to Buckeye’s merger with Buckeye GP Holdings L.P. (“BGH”), as well as net income attributable to noncontrolling interests prior to Buckeye’s merger with BGH of $27.3 million. The diluted weighted average number of units outstanding in the fourth quarter of 2011 was 93.6 million compared to 44.3 million in the fourth quarter of 2010. The increase in the number of units reported for the fourth quarter of this year versus the fourth quarter of 2010 was significantly impacted by Buckeye’s merger with BGH in the fourth quarter of 2010. The acquisition of BORCO in the first quarter of 2011 and a unit offering in the second quarter of 2011 also contributed to the increase in units.

Buckeye’s Adjusted EBITDA (as defined below), which Buckeye management uses as the primary measure of performance, was $121.5 million for the fourth quarter of 2011 compared with $100.0 million for the fourth quarter of 2010. The 21.5 percent increase in Adjusted EBITDA was primarily the result of contributions from assets acquired by Buckeye during 2011, which were partly offset by the impact on Buckeye’s Energy Services segment of refinery shutdowns and relatively mild temperatures in the Northeast U.S. during the fourth quarter of 2011.

As was announced on January 16, 2012, Clark C. Smith, Buckeye’s President and Chief Operating Officer since February 2009, has been elected to succeed Forrest E. Wylie as Buckeye’s Chief Executive Officer, effective today. Mr. Wylie will continue to serve as Non-Executive Chairman of the Board, where he will remain active in developing Buckeye’s strategic vision.

“Our fourth quarter results reflect the successful integration and operation of recently acquired assets, as well as strong performance of our core domestic pipeline and terminal assets,” stated Mr. Smith. “The positive contribution of these businesses compared to the fourth quarter of 2010 was partially offset by a $13.3 million decrease in Adjusted EBITDA in our Energy Services business, which resulted primarily from the Northeast refinery closures and milder temperatures.”

“We remain optimistic about 2012 performance of both our legacy assets and our recent acquisitions,” Smith added. “I am looking forward to working with our new business unit presidents and their teams as we continue to implement our operating model across recently acquired assets, capitalize on additional commercial opportunities, and successfully execute our growth projects, thereby delivering incremental value to our unitholders.”

Buckeye announced today that its general partner declared a cash distribution of $1.0375 per limited partner (“LP”) unit for the quarter ended December 31, 2011. Class B unitholders will not receive a distribution of cash, but instead will be issued additional Class B units pursuant to Buckeye’s partnership agreement. The distribution will be payable on February 29, 2012 to unitholders of record on February 21, 2012. This cash distribution is the 31st consecutive increase in the quarterly cash distribution and represents a 5.1 percent increase over the $0.9875 per LP unit distribution declared for the fourth quarter of 2010. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Buckeye also announced today that it has signed a definitive agreement with Chevron U.S.A. Inc. to acquire a marine terminal facility for liquid petroleum products in New York Harbor for $260 million in cash. Further details can be found in the separate press release issued today announcing this agreement, as well as in a presentation concerning the transaction that has been posted to the “Investor Center” section of Buckeye’s website, at www.buckeye.com.

Buckeye will host a conference call to discuss fourth quarter and full year 2011 results and the Perth Amboy transaction with members of executive management today, February 10, 2012, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=84705 10 minutes prior to its start. Interested parties may participate in the call by dialing 877-240-9772. A replay will be archived and available at this link until March 10, 2012, and the replay also may be accessed by dialing 800-408-3053 and entering passcode 2486454.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of approximately 64 million barrels, operates approximately 2,800 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in the Bahamas, BORCO, is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

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EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders before interest and debt expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest and debt expense and income taxes. Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus: (i) non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease; (ii) non-cash unit-based compensation expense; (iii) income attributable to noncontrolling interests related to Buckeye for periods prior to the merger of Buckeye and Buckeye GP Holdings L.P. (the “Merger”); (iv) goodwill impairment expense associated with Lodi Gas Storage, L.L.C. (“Lodi”); and (v) 2010 non-cash BGH GP Holdings, LLC equity plan modification expense (the “Equity Plan Modification Expense”); less: (i) amortization of unfavorable storage contracts acquired in the BORCO acquisition; and (ii) gain on the sale of our equity investment in West Texas LPG Pipeline Limited Partnership (“WTLPG”). The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these measures may be defined differently by other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business segments. In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.

Distributable cash flow is another measure not defined under GAAP. Distributable cash flow is defined by Buckeye as net income attributable to Buckeye’s unitholders plus: (i) depreciation and amortization expense; (ii) noncontrolling interests related to Buckeye that were eliminated as a result of the Merger; (iii) deferred lease expense for Buckeye’s Natural Gas Storage segment; (iv) unit-based compensation expense; (v) goodwill impairment expense associated with Lodi; (vi) write-off of deferred financing costs; (vii) amortization of deferred financing costs and debt discounts; and (viii) Equity Plan Modification Expense (all of which are non-cash expense); less: (i) maintenance capital expenditures; (ii) amortization of unfavorable storage contracts acquired in the BORCO acquisition; and (iii) gain on the sale of our equity investment in WTLPG. Buckeye’s management believes that distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of Buckeye’s cash available for distribution to its unitholders.

EBITDA, Adjusted EBITDA, and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of each of EBITDA, Adjusted EBITDA, and distributable cash flow to net income attributable to Buckeye’s unitholders.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies, and (10) the acquisition of the marine terminal in New York Harbor may not be consummated. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our most recently filed Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

* * * * *

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Product sales	$1,069,190	$835,252	$3,844,888	$2,469,210
Transportation and other services	243,881	182,709	914,722	682,058

Total revenue	1,313,071	1,017,961	4,759,610	3,151,268

Costs and expenses:
Cost of product sales and natural gas storage services	1,077,680	833,645	3,851,579	2,462,275
Operating expenses	99,032	74,208	365,941	278,245
Depreciation and amortization	32,307	15,331	119,534	59,590
Goodwill impairment expense	—	—	169,560	—
General and administrative	16,371	15,161	64,122	50,599
Equity plan modification expense	—	21,058	—	21,058

Total costs and expenses	1,225,390	959,403	4,570,736	2,871,767

Operating income	87,681	58,558	188,874	279,501

Other income (expense):
Earnings from equity investments	2,674	2,556	10,434	11,363
Gain on sale of equity investment	615	—	34,727	—
Interest and debt expense	(29,269)	(24,081)	(119,561)	(89,169)
Other income (expense)	(242)	(1,067)	190	(687)

Total other expense	(26,222)	(22,592)	(74,210)	(78,493)

Net income	61,459	35,966	114,664	201,008
Less: net income attributable to noncontrolling interests	(1,772)	(27,604)	(6,163)	(157,928)
Net income attributable to Buckeye Partners, L.P.	$59,687	$8,362	$108,501	$43,080

Earnings per unit:
Basic	$0.64	$0.19	$1.20	$1.66

Diluted	$0.64	$0.19	$1.20	$1.65

Weighted average units outstanding:
Basic	93,166	44,014	90,423	26,016
Diluted	93,565	44,295	90,772	26,086

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Pipelines & Terminals	$175,233	$150,454	$631,289	$574,990
International Operations	47,909	936	193,960	936
Natural Gas Storage	16,559	27,019	65,990	95,337
Energy Services	1,078,906	844,611	3,888,961	2,481,566
Development & Logistics	12,131	10,314	43,068	37,696
Intersegment	(17,667)	(15,373)	(63,658)	(39,257)

Total revenue	$1,313,071	$1,017,961	$4,759,610	$3,151,268

Total costs and expenses: (1)
Pipelines & Terminals	$93,037	$93,856	$340,716	$308,806
International Operations	32,200	5,592	121,893	5,592
Natural Gas Storage	15,626	20,498	243,153	79,268
Energy Services	1,092,308	844,691	3,893,423	2,482,933
Development & Logistics	9,886	10,139	35,209	34,425
Intersegment	(17,667)	(15,373)	(63,658)	(39,257)

Total costs and expenses	$1,225,390	$959,403	$4,570,736	$2,871,767

Operating income (loss):
Pipelines & Terminals	$82,196	$56,598	$290,573	$266,184
International Operations	15,709	(4,656)	72,067	(4,656)
Natural Gas Storage	933	6,521	(177,163)	16,069
Energy Services	(13,402)	(80)	(4,462)	(1,367)
Development & Logistics	2,245	175	7,859	3,271

Total operating income	$87,681	$58,558	$188,874	$279,501

Depreciation and amortization:
Pipelines & Terminals	$14,967	$11,974	$55,469	$46,320
International Operations	13,712	—	50,011	—
Natural Gas Storage	1,810	1,670	7,136	6,594
Energy Services	1,367	1,231	5,261	4,933
Development & Logistics	451	456	1,657	1,743

Total depreciation and amortization	$32,307	$15,331	$119,534	$59,590

Adjusted EBITDA:
Pipelines & Terminals	$100,274	$89,989	$361,018	$346,447
International Operations	26,748	(4,655)	112,996	(4,655)
Natural Gas Storage	3,938	11,483	4,204	29,794
Energy Services	(11,781)	1,521	1,797	5,861
Development & Logistics	2,369	1,693	7,932	5,193

Total Adjusted EBITDA	$121,548	$100,031	$487,947	$382,640

Capital additions, net: (2)
Pipelines & Terminals	$42,522	$27,398	$103,678	$65,527
International Operations	61,601	—	184,438	—
Natural Gas Storage	4,424	862	10,097	8,328
Energy Services	596	126	1,824	2,961
Development & Logistics	4,813	38	5,287	883

Total capital additions, net	$113,956	$28,424	$305,324	$77,699

Summary of capital additions, net: (2)
Maintenance capital expenditures	$20,898	$12,731	$57,467	$31,244
Expansion and cost reduction	93,058	15,693	247,857	46,455

Total capital additions, net	$113,956	$28,424	$305,324	$77,699

			December 31,
			2011	2010
Key Balance Sheet Information:
Cash and cash equivalents			$12,986	$13,626
Long-term debt, total (3)			2,393,574	1,519,393

(1)	Includes depreciation and amortization, goodwill impairment expense and equity plan modification expense.
(2)	Amounts exclude accruals for capital expenditures.
(3)	Includes long-term portion of BPL Credit Facility of $324.0 million and $98.0 million for 2011 and 2010, respectively.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA—Continued

(Unaudited)

	Three Months Ended		Year Ended
	December, 31		December, 31
	2011	2010	2011	2010
Pipeline & Terminals (average b/d in thousands):
Pipelines:
Gasoline	689.6	632.7	659.2	643.7
Jet fuel	343.0	341.4	340.6	338.5
Diesel fuel	304.2	249.6	264.3	234.4
Heating oil	74.0	83.3	61.2	66.9
LPGs	12.1	13.6	16.2	18.0
Other products	2.7	4.2	6.0	3.0

Total pipelines throughput	1,425.6	1,324.8	1,347.5	1,304.5

Terminals:
Products throughput (1)	903.2	557.5	742.8	562.5

Pipeline Average Tariff (cents/bbl)	78.8	73.8	76.8	73.6

Energy Services (in millions of gallons) Sales volumes	377.0	359.0	1,337.8	1,139.1

(1)	Amounts for 2011 include throughput volumes on terminals acquired from BP and ExxonMobil on June 1, 2011 and July 19, 2011, respectively. Amounts for 2010 exclude Yabucoa terminal volumes, as Yabucoa is now included in the International Operations segment.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except per unit amounts and coverage ratio)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Adjusted EBITDA:
Net income attributable to Buckeye Partners, L.P.	$59,687	$8,362	$108,501	$43,080
Interest and debt expense	29,269	24,081	119,561	89,169
Income tax benefit	—	(484)	(192)	(919)
Depreciation and amortization	32,307	15,331	119,534	59,590

EBITDA	121,263	47,290	347,404	190,920
Net income attributable to noncontrolling interests affected by Merger (for periods prior to Merger) (1)	—	27,262	—	157,467
Non-cash deferred lease expense	1,031	1,059	4,122	4,235
Non-cash unit-based compensation expense	2,618	3,362	9,150	8,960
Equity plan modification expense	—	21,058	—	21,058
Goodwill impairment expense	—	—	169,560	—
Gain on sale of equity investment	(615)	—	(34,727)	—
Amortization of unfavorable storage contracts	(2,749)	—	(7,562)	—

Adjusted EBITDA	$121,548	$100,031	$487,947	$382,640

Distributable Cash Flow:
Net income attributable to Buckeye Partners, L.P.	$59,687	$8,362	$108,501	$43,080
Depreciation and amortization	32,307	15,331	119,534	59,590
Net income attributable to noncontrolling interests affected by Merger (for periods prior to Merger) (1)	—	27,262	—	157,467
Gain on sale of equity investment	(615)	—	(34,727)	—
Equity plan modification expense	—	21,058	—	21,058
Write-off of deferred financing costs	—	—	3,331	—
Amortization of deferred financing costs and debt discounts	869	966	4,289	4,411
Non-cash deferred lease expense	1,031	1,059	4,122	4,235
Non-cash unit-based compensation expense	2,618	3,362	9,150	8,960
Amortization of unfavorable storage contracts	(2,749)	—	(7,562)	—
Goodwill impairment expense	—	—	169,560	—
Maintenance capital expenditures	(20,898)	(12,731)	(57,467)	(31,244)

Distributable cash flow	$72,250	$64,669	$318,731	$267,557

Distributions for Coverage Ratio (2)	$89,478	$70,698	$351,245	$259,315

Coverage Ratio	0.81	0.91	0.91	1.03

(1)	Represents merger between Buckeye Partners, L.P. and Buckeye GP Holdings L.P. in November 2010.
(2)	Represents cash distributions declared for limited partner units (LP units) outstanding as of each respective period. Amounts for 2011 reflect actual cash distributions paid on LP units for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 and estimated cash distributions for the quarter ended December 31, 2011. Distributions with respect to the 6,915,725, 7,042,771 and 7,175,839 Class B units outstanding on the record date for the quarter ended March 31, 2011, June 30, 2011, and September 30, 2011, respectively, and the 7,304,880 Class B units expected to be outstanding for the quarter ending December 31, 2011 are paid in additional Class B units rather than in cash.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations—Continued

(In thousands, except per unit amounts and coverage ratio)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income attributable to Buckeye Partners, L.P. (as adjusted):
Net income (as reported)	$61,459	$35,966	$114,664	$201,008
Add: Goodwill impairment expense	—	—	169,560	—
Add: Equity plan modification expense	—	21,058	—	21,058

Net income (as adjusted)	61,459	57,024	284,224	222,066
Less: Net income attributable to noncontrolling interests	(1,772)	(27,604)	(6,163)	(157,928)

Net income allocated to Buckeye Partners, L.P. (as adjusted)	$59,687	$29,420	$278,061	$64,138

Earnings per unit-diluted (as adjusted)	$0.64	$0.66	$3.06	$2.46

Operating income (as adjusted):
Operating income (as reported)	$87,681	$58,558	$188,874	$279,501
Add: Goodwill impairment expense	—	—	169,560	—
Add: Equity plan modification expense	—	21,058	—	21,058

Operating income (as adjusted)	$87,681	$79,616	$358,434	$300,559

Adjusted EBITDA (adjusted for transition costs):
Adjusted EBITDA (as reported)	$121,548	$100,031	$487,947	$382,640
Add: Transition costs	4,360	4,961	17,071	4,964

Adjusted EBITDA (adjusted for transition costs)	$125,908	$104,992	$505,018	$387,604